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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statement (Form S-4 No. 333-109575) and the related Prospectus of The PNC Financial Services Group, Inc. for the registration of 6,900,000 shares of its Common Stock, par value $5.00 per share, together with Preferred Stock Purchase Rights, if any, and to the use of our report dated March 1, 2002, with respect to the consolidated financial statements relative to the years ended December 31, 2001 and 2000, of The PNC Financial Services Group, Inc. included in its Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission.

                                      /s/ ERNST & YOUNG LLP




Pittsburgh, Pennsylvania
October 28, 2003